Exhibit 10.19

NBT BANCORP INC.
ENHANCED SEPARATION PAY PLAN

Effective January 21 2015

NBT BANCORP INC.
ENHANCED SEPARATION PAY PLAN
ARTICLE I
INTRODUCTON
1.1 General Information.  The NBT Bancorp Inc. Enhanced Separation Pay Plan is an employee benefit plan maintained by NBT Bancorp Inc. and Affiliates of the Company to provide a Separation Payment who separate from service due to a Qualifying Separation. This document (including the Appendices) is the plan document for the Plan.  In the event of any conflict between this document and any other document, instrument, or communication describing the policies or procedures with respect to separation benefits for Eligible Employees, the terms of this document are controlling.
1.2 Effective Date.  The Effective Date of the Plan is January 21, 2015.  The Plan does not apply to any Eligible Employee who was notified of a separation from service or underwent a Qualifying Separation prior to the Effective Date of the Plan, even if the Eligible Employee’s actual separation or last day worked occurs on or after the Effective Date.
1.3 Other Severance Programs.  The Plan supersedes all other separation or severance pay plans or practices previously in effect for Eligible Employees.  The Separation Pay Benefit under this Plan is not intended to duplicate separation benefits under any other severance plan, arrangement or employment agreement maintained by the Company.
ARTICLE II
DEFINITIONS
Whenever the following initially capitalized words and phrases are used in this Enhanced Separation Pay Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:
2.1  “Affiliate” means any of the subsidiaries or affiliates of the Company, whether or not such entities have adopted the Plan, and any other entity which is a member of a “controlled group of corporations,” a “group under common control” or an “affiliated service group” all as determined under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, of which the Company is the common parent.
2.2 “Cause” shall mean one or more of the following:
(a)
any willful or gross misconduct by the Eligible Employee with respect to the business and affairs of the Company or with respect to any of its Affiliates for with the Eligible Employee is assigned material responsibilities or duties;

(b)
the conviction of the Eligible Employee of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by the Eligible Employee or the denial of any appeal as to which no further appeal or review is available to the Eligible Employee) whether or not committed in the course of his employment by the Company;

(c)
the Eligible Employee’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by the Eligible Employee for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to the Eligible Employee that specifically identifies the manner in which the Company believes that the Eligible Employee has not substantially performed his duties and that the Eligible Employee has not resumed substantial performance of his duties on a continuous basis within thirty (30) days of receiving such demand; or

(d)
the breach by the Eligible Employee of any representation or warranty of his employment agreement, if any, or any other such agreement, which is material and adverse to the Company or any of its Affiliates for which the Eligible Employee is assigned material responsibilities.

2.3 “Company” shall mean NBT Bancorp Inc.
2.4 “Eligible Employee” shall mean an individual employed by the Company or its Affiliates who is a member of a select group of management employees and who is designated by the Plan Administrator to be eligible to participate hereunder.
2.5 “Good Reason” shall mean, without the Eligible Employee’s express written consent, reassignment of the Eligible Employee to a material reduction in duties, responsibilities or position other than for Cause, or a material decrease in the amount or level of the Eligible Employee's salary or benefits from the amount or level established in the Eligible Employee’s employment agreement, if any.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date on which the Eligible Employee gives the written notice thereof to cure such event or condition (such notice to be given from the Eligible Employee within ninety (90) days from the date the event or condition first occurs) and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason thirty (30) days after the end of the cure period.
2.6 “Plan” shall mean the NBT Bancorp Inc. Enhanced Separation Pay Plan.
2.7 “Plan Administrator” shall mean the person appointed by the Compensation Committee of the Board of Directors of the Company with authority and responsibility to manage and direct the operation and administration of the Plan.  If no such person is named, the Company shall be deemed to be the Plan Administrator.
2.8 “Qualifying Separation” shall mean a termination that is characterized by the Company, in its sole discretion as employer, as: (i) an involuntary termination other than for Cause of the Eligible Employee’s employment by the Company for business reasons, either individually or as part of a larger reduction in force, or (ii) a resignation by the Eligible Employee for Good Reason.  An Eligible Employee who indicates a willingness to be involuntarily terminated in connection with a reduction in force or similar staffing exercise but who is not actually selected by the Company to be involuntarily terminated shall not be considered to undergo a Qualifying Separation (even if the Eligible Employee voluntarily terminates employment other than for Good Reason at or about the time of the reduction in force).  For the avoidance of doubt, a termination on account of a disability is not a Qualifying Separation, and a Qualifying Separation shall not occur unless the Eligible Employee’s termination of employment is treated as an involuntary separation from service for purposes of Treasury Regulation Section 1.409A-1(d)(1).

2.9 “Restrictive Period” means the applicable time period during which the non-competition and non-solicitation restrictions of Section 3.2(b) apply, which period shall last as long as the number of weeks’ worth of severance the Eligible Employee is eligible to receive as set forth in Section 4.1.
2.10 “Safe Harbor Amount” means two (2) times the lesser of (i) the sum of the Employee’s annual compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee terminates service.
2.11 “Separation Payment” shall have the meaning ascribed to it in Article IV.
2.12 “Severance Level” shall mean the Eligible Employee’s [level of severance], as determined by the Company in its sole capacity and discretion, which shall be one of the following: “Band 1”, “Band 2”, “Band 3”, or “Band 4”.  The Company shall have authority, without the consent of the Eligible Employee, to change an Eligible Employee’s Severance Level after providing six (6) months’ advance notice to the Eligible Employee.
2.13  “Weekly Compensation” shall mean an amount determined by dividing (i) the Eligible Employee's final annual base salary by (ii) fifty-two (52).  The Weekly Compensation of a part-time Eligible Employee shall be multiplied by the Eligible Employee's full-time equivalent fraction.
2.14 “Years of Service” shall mean the Eligible Employee’s eligibility service through the Eligible Employee's last day worked as reflected in the Company’s then readily available human resources records/system; provided, that service prior to the Eligible Employee's most recent hire/rehire date shall not be counted in determining an Eligible Employee's Years of Service if the Eligible Employee previously received a severance or separation benefit under this Plan or any other plan or program.  A partial Year of Service (consisting of total eligible service in excess of the Eligible Employee's full Years of Service) is not counted for purposes of determining the Eligible Employee's Severance Payment.

ARTICLE III
PARTICIPATION BY ELIGIBLE EMPLOYEES
3.1 Participation.  Participation in this Plan is limited to Eligible Employees.  An Eligible Employee shall participate in the Plan as determined by the Plan Administrator.  The Plan Administrator shall have authority, without the consent of the Eligible Employee, to exclude an Eligible Employee from participation in the Plan after providing six (6) months’ advance notice to the Eligible Employee.  The following classifications of employees or individuals are not eligible to participate in the Plan:
(a)	a “Named Executive Officer” (as such term is defined in Item 402(a) of Regulation S-K);
(b)	a non-management level employee;
(c)	a temporary, "Supplemental," "Occasional," or "Contingent" employee (or any other individual retained for a fixed duration);
(d)
an individual who is classified by the Company as an independent contractor (notwithstanding such individual's classification or reclassification by any other person or authority), or who is not paid through Company’s payroll system;

(e)	an individual whose compensation is paid by either a third-party temporary services company or a third-party service provider that is not an Affiliate of the Company;
(f)	a “leased” or “term” employee; and
(g)	an individual retained by the Company pursuant to a contract or agreement that specifies that the individual is not eligible to participate in the Plan.
3.2 Confidential Business Information; Non-Competition.  As a predicate to participating in the Plan, each Eligible Employee:
(a)
acknowledges that certain business methods, creative techniques, and technical data of the Company and its Affiliates and the like are deemed by the Company to be and are in fact confidential business information of the Company and its Affiliates or are entrusted to third parties.  Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of the Company or its Affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Company or its Affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Company or its Affiliates (collectively, “Confidential Information”).  In this regard, the Company asserts proprietary rights in all of its Confidential Information and that of its Affiliates, except for such information as is clearly in the public domain.  Notwithstanding the foregoing, information that would be generally known or available to persons skilled in the Eligible Employee's fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence.  The Eligible Employee acknowledges that in connection with his employment with the Company or its Affiliates, the Eligible Employee has had or may have access to such Confidential Information, and he agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by the Company, nor shall he use to the detriment of the Company or its Affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of the Company or its Affiliates, any Confidential Information obtained during the course of his employment by the Company.  In the event that disclosure is required by law, regulation, or order of a court or government authority, the Eligible Employee agrees that as soon as practical and in any event no later than thirty (30) days after receiving notice that the Eligible Employee is required to make such disclosure, the Eligible Employee will provide notice to the Company of such requirement by law, regulation, order of a court or government authority.  This Section 3.2(a) shall not be construed as restricting the Eligible Employee from disclosing such information to the employees of the Company or its Affiliates.  On or before the date of Qualifying Separation, the Eligible Employee shall promptly deliver to the Company any and all Confidential Information in his possession, whether tangible, electronic or intangible in form.

(b)
acknowledges that in the course of employment with the Company, Eligible Employee has had access to and gained knowledge of the trade secrets and other Confidential Information of the Company and its Affiliates; has had substantial relationships with the customers of the Company and its Affiliates; and has performed services of special, unique, and extraordinary value to the Company and its Affiliates.  Therefore, the Eligible Employee agrees that until the end of the Restrictive Period, the Eligible Employee shall not, directly or indirectly, on behalf of himself or any other person or entity, without the written consent of the Company:

i.
become an officer, employee, consultant, director, or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town, or county in which the Company or its Affiliates has an office, determined as of the date of Qualifying Separation, where the Eligible Employee’s position or service for such business is competitive with or otherwise similar to any of the Eligible Employee’s positions or services for the Company or its Affiliates;

ii.
induce or solicit any customer, supplier, or agent of the Company or its Affiliates about whom the Eligible Employee has gained Confidential Information or with whom the Eligible Employee, by virtue of his/her employment with the Company, has established a relationship or had frequent contact, to terminate or curtail an existing business or commercial relationship with the Company or its Affiliates;

iii.
induce or solicit any customer or supplier of the Company or its Affiliates about whom the Eligible Employee has gained Confidential Information or with whom the Eligible Employee, by virtue of his/her employment with the Company, has established a relationship or had frequent contact, to provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from the Company or its Affiliates; provided however, that the provisions of this clause (iii) only apply to those persons or entities who are customers or suppliers of the Company or its Affiliates as of the date of Qualifying Separation or who were customers of the Company or its Affiliates during the one-year period prior to the date of Qualifying Separation; or

iv.
solicit, induce, recruit, offer employment to, hire, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or its Affiliates, to terminate his or her employment.

(c)
acknowledges and agrees that irreparable injury will result to the Company in the event of a breach of any of the provisions of this Section 3.2 (the “Designated Provisions”) and that the Company will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by the Eligible Employee, and the Eligible Employee submits to the jurisdiction of such court in any such action.

ARTICLE IV
SEPARATION PAYMENT
4.1 Calculation of Separation Payment.  The Separation Payment provided under the Plan shall be determined in accordance with the following schedule at the time of the Eligible Employee’s Qualifying Separation:
Severance Level	Eligible Employee Separation Plan Benefit
Band 1	104 x Eligible Employee's Weekly Compensation
Band 2	78 x Eligible Employee's Weekly Compensation
Band 3	52 x Eligible Employee's Weekly Compensation
Band 4	26 x Eligible Employee's Weekly Compensation

4.2 Release of Claims and Other Benefits.  An Eligible Employee who experiences a Qualifying Separation will not receive a Separation Payment under this Plan unless and until the Eligible Employee executes and delivers a release of claims, attached as Exhibit A, to the Plan Administrator or its delegate and does not subsequently revoke such release of claims.  The Eligible Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Eligible Employee’s Qualifying Separation.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, an Eligible Employee in Band 3 or Band 4 shall receive the Separation Payment in a lump-sum payment upon the eighth (8th) day following the first date the release of claims is not subject to revocation (the “Release Effective Date”) while an Eligible Employee in Band 1 or Band 2 shall receive fifty (50) percent of the Separation Payment on the Release Effective Date and the remaining fifty (50) percent on the one (1) year anniversary of such date. Any installment payments shall be deemed separate payments for purposes of Section 409A of the Code. An Eligible Employee entitled to receive a Separation Payment hereunder shall also be provided with a continued benefit and, if applicable, a continued benefit for such Eligible Employee’s spouse and family, for a period of time equal to the number of weeks composing the amount of the Separation Payment under the life, health, dental and vision plans in which the Eligible Employee (and spouse and family, if applicable) participated at the time of the Qualifying Separation (which plans may be modified following the Qualifying Separation so long as such modifications are made on a uniform basis to current employees).  The provision of these benefits is conditioned upon such continuation being possible under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if an Eligible Employee becomes eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits the continued benefits under this Plan shall cease.  If the health benefits extend beyond the COBRA limitation period or if any benefits are otherwise not able to be provided, the Company shall pay the Eligible Employee a sum equal to the cost of the benefits that would have been paid hereunder without regard to such limitation at the times that such amounts would have otherwise been paid for such benefits.

ARTICLE V
CONTRIBUTIONS AND FUNDING
5.1 Contributions to the Plan.  The Company pays for the entire cost of severance benefit payments.
5.2 Funding Policy.  Plan benefits are funded from the general assets of the Company.

ARTICLE VI
PLAN ADMINISTRATION
6.1 Administration.  The Plan Administrator shall be in charge of the overall operation and administration of the Plan.  The Plan Administrator has, to the extent appropriate and in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company and/or its Affiliates; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.
6.2 Claims Procedure.  Any claim relating to a benefit under the Plan shall be filed with the Plan Administrator on a form prescribed by it.  If a claim is denied in whole or in part, the Plan Administrator shall give the claimant written notice of such denial, which notice shall specifically set forth:
(a)	The reasons for the denial;
(b)	The pertinent Plan provisions on which the denial was based;
(c)	Any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is needed; and
(d)	An explanation of the Plan’s procedure for review of the denial of the claim.
In the event that the claim is not granted and notice of denial of a claim is not furnished by the 30th day after such claim was filed, the claim shall be deemed to have been denied on that day for the purpose of permitting the claimant to request review of the claim.

6.3 Claims Review Procedure.  Any person whose claim filed pursuant to Section 6.2 has been denied in whole or in part by the Plan Administrator may request review of the claim by the Committee, upon a form prescribed by the Plan Administrator.  The claimant shall file such form (including a statement of his position) with the Committee no later than sixty (60) days after the mailing or delivery of the written notice of denial provided for in Section 6.2, or, if such notice is not provided, within sixty (60) days after such claim is deemed denied pursuant to Section 6.2.  The claimant shall be permitted to review pertinent documents.  A decision shall be rendered by the Committee and communicated to the claimant not later than thirty (30) days after receipt of the claimant’s written request for review.  However, if the Committee finds it necessary, due to special circumstances (for example, the need to hold a hearing), to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred and twenty (120) days after the claimant’s request for review.  The Committee’s decision shall be in writing and shall specifically set forth:
(a)	The reasons for the decision; and
(b)	The pertinent Plan provisions on which the decision is based.
Any such decision of the Committee shall be binding upon the claimant and the Company, and the Plan Administrator shall take appropriate action to carry out such decision.
6.4 Allocation of Fiduciary Responsibilities.  The Plan Administrator may delegate its fiduciary functions to companies unrelated to NBT Bancorp or to individuals, who are not Employees of NBT Bancorp, if NBT Bancorp sets forth the delegation in writing and files such writing with the Plan Administrator.  The delegees shall have only the specific powers, duties, responsibilities and obligations as specifically assigned to them under the delegation.
6.5 Other Administrative Provisions.
(a)	Any person whose claim has been denied in whole or in part must exhaust the administrative review procedures provided in Section 5.3 prior to initiating any claim for judicial review.
(b)
The Plan Administrator or the Committee may, except with respect to actions under Section 5.5, shorten, extend or waive the time (but not beyond sixty (60) days) required by the Plan for filing any notice or other form with the Plan Administrator or Committee, or taking any other action under the Plan.

(c)	Any person, group of persons, committee, corporation or organization may serve in more than one (1) fiduciary capacity with respect to the Plan.
(d)
Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim, denial or review on appeal, shall be conclusive and binding on the Bank and all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

6.6 Discretionary Authority.  In exercising their duties under the Plan, the Plan Administrator and all Plan fiduciaries shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan.  Any exercise of discretionary authority by the Plan Administrator or a Plan fiduciary shall be final and binding.

ARTICLE VII
MISCELLANEOUS

7.1 Rights of Employees.  No Eligible Employee shall have any right or claim to any benefit under the Plan except in accordance with the provisions of the Plan. The establishment of the Plan shall not be construed as conferring upon any Eligible Employee or other person any legal right to a continuation of employment or to any terms or conditions of employment, nor as limiting or qualifying the right of the Company to discharge any Employee.
7.2 Non-Alienation of Benefit.  The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, or torts.
7.3 Construction.  Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.  Any reference to an Article or section number shall refer to an Article or section of the Plan, unless otherwise indicated.
7.4 Headings.  The headings of Articles and sections are included solely for convenience of reference.  If there is any conflict between such headings and the text of the Plan, the text shall control.
7.5 Governing Law.  The Plan shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.  Any payments made pursuant to this Plan are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.
7.6 Severability.  The invalidity or unenforceability, in whole or in part, of any provision of this Plan shall in no way affect the validity or enforceability of the remainder of such provision or of any other provision of this Plan, and any provision, or part thereof, deemed to be invalid or unenforceable shall be reformed as necessary to render it valid and enforceable to the maximum possible extent.
7.7 Termination or Amendment.  Although the Company established the Plan with the intent to maintain it indefinitely, the Company reserves the right to amend or terminate the Plan at any time.  The Company's decisions to amend or terminate the Plan from time to time are not fiduciary decisions that must be made solely in the interest of Employees, but are business decisions that can be made solely in the Company’s interest.  The Company reserves the right to change or terminate the terms of any benefits provided under the Plan at any time without prior notice.
7.8 Withholding.  Payments from this Plan shall be subject to all applicable federal, state and local income withholding taxes.
7.9 Top Hat Plan.  This Enhanced Separation Pay Plan is intended to be an unfunded “top-hat” plan, maintained primarily for the purpose of providing benefits for a select group of management employees.
7.10             Payments to Key Employees.  Notwithstanding anything in this Plan to the contrary, to the extent required under Section 409A of the Code, no payment or benefit to be made to a key employee (within the meaning of Section 409A of the Code) shall be made sooner than six (6) months after such termination of employment.
7.11            Involuntary Termination Payments to Employees (Safe Harbor).  Separation Payments and benefits will not be subject to Section 409A of the Code provided that such payment does not exceed the Safe Harbor Amount.   However, if such payment or benefit exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A of the Code.  In addition, if such Employee is considered a key employee (within the meaning of Section 409A of the Code), such payment or benefit in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A of the Code as provided in Section 7.10 of this Agreement.  The Eligible Employee and NBT Bancorp agree that the termination benefits described in this Section 7.11 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

Exhibit A
SEPARATION AGREEMENT AND RELEASE

I. In consideration of receipt and acceptance of the separation payments described in the Enhanced Separation Pay Plan sponsored by NBT Bancorp Inc. (the “Enhanced Separation Pay Plan”) into which this Separation Agreement and Release (“Separation Agreement”) is incorporated by reference, [employee] (“Employee”), on behalf of himself and his agents, heirs, executors, administrators, successors, and assigns, unconditionally and generally releases NBTB and NBT Bank, National Association (“NBT Bank”), their respective current and former owners, officers, directors, parents, affiliates, subsidiaries, related entities, agents and employees, and the heirs, executors, administrators, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and Employee hereby waives and/or settles, with prejudice, any and all complaints, causes of action, suits, controversies, or any liability, claims, demands, or damages, known or unknown and of any nature whatsoever and which Employee ever had, now has or shall or may have as of [date], the date of this Separation Agreement, including without limitation, those arising directly or indirectly pursuant to or out of any aspect of Employee’s employment or termination from employment with NBT Bancorp Inc., NBT Bank, or any other Releasee.

II. Specifically, without limitation of the foregoing, the release and waiver of claims under this Separation Agreement shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Employee Order 11246, the Worker Adjustment and Retraining Notification Act, all as amended, and any other statutes, orders, laws, ordinances, regulations applicable to Employee’s employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations, case law, public policy, or common law or the like; (v) concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, other retirement plans or benefits, or any other fringe benefits), workers’ compensation, intentional or negligent misrepresentation and/or infliction of emotional distress, interference with contract, fraud, libel, slander, defamation, invasion of privacy or loss of consortium, together with any and all tort, contract, or other claims which have been or might have been asserted by Employee or on his behalf in any suit, charge of discrimination, or claim against the Releasee; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

III. Employee expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in determining the amount of consideration to be paid for the giving of the release in this Separation Agreement, and a portion of said consideration and the mutual covenants were given in exchange for a full satisfaction and discharge of such claims.

IV. Employee and NBT Bank acknowledge that the above release and waiver of claims shall not apply to the obligation of NBT Bank to make payments (if any) of any vested benefit under NBT Bank’s tax-qualified employee benefit plans nor to Employee’s right to continue healthcare insurance under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

V. Employee represents and warrants that he has not filed or commenced any complaints, claims, actions or proceeding of any kind against any Releasee with any federal, state or local court or any administrative or regulatory body.  Except for Employee’s right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the release of claims in this Separation Agreement, and consistent with the EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and otherwise to the fullest extent permitted by law, Employee agrees not to commence or participate as a party in any proceeding in any court or forum against any Releasee which is based upon any act, omission or occurrence up to and including the date of the execution of this Separation Agreement.  Employee further agrees not to encourage or participate in any action or proceeding brought by any person (except a government agency) against any Releasee.  In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released by Employee, Employee agrees not to accept any relief or award from such proceeding.

VI. This Separation Agreement is not and shall not be construed as an admission by any Releasee or Employee of any wrongdoing or illegal acts or omissions and each party expressly denies that they engaged in any wrongdoing or illegal or acts or omissions.  Employee shall not, except as may be required by law, make any oral or written negative, disparaging or adverse statements, suggestions or representations of or concerning NBT Bank or any Releasee.

VII. Employee agrees to cooperate reasonably with and to be readily available to NBT Bank to assist in any matter, including government agency investigations, court litigation or potential litigation, about which Employee may have knowledge.  If Employee receives a subpoena or other legal process relating in any way to same, Employee immediately will provide NBT Bank notice of the contact or the service of such subpoena or other legal process, and shall cooperate with NBT Bank in responding.

VIII. Except as prohibited by law, each Releasee shall be excused from any obligation to make payment of the separation payments in the Enhanced Separation Pay Plan in the event that  paragraphs I through IV of this Separation Agreement are determined to be void or unenforceable, in whole or in part; or Employee is found to have made a material misstatement in any term, condition, representation or acknowledgement in this Separation Agreement, in either of which event Employee shall also be liable for any damages and costs suffered or incurred by any Releasee by reason of such misstatement or breach.

IX. This Separation Agreement shall be incorporated by reference into the Enhanced Separation Pay Plan and shall be made a part thereof.

X. Employee agrees and acknowledges that:

(a) With respect to the General Release in Section II hereof, Employee agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.  Employee acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion;

(b)  Employee has been advised by NBT Bank to consult with an attorney before executing this Separation Agreement and has been given twenty-one (21) days to review this Separation Agreement and to consider whether to sign this Separation Agreement.  Employee may elect to sign this Separation Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Employee agrees that if he elects to do so, such election is knowing and voluntary and comes after full opportunity to consult with an attorney;

(c)   Employee has the right to revoke this Separation Agreement within the seven (7) day period following the date Employee signs this Separation Agreement (the “Revocation Period”) and any revocation shall be made by providing a signed notice in writing, delivered personally or by fax to the Human Resources Director at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 no later than 5:00 p.m. on the seventh calendar day following his execution of this Separation Agreement;

(d)  This Separation Agreement will not be effective or enforceable, and the separation payments under the Enhanced Separation Pay Plan are not required and shall not be delivered or paid, until Employee has delivered a signed, notarized original of this Separation Agreement to the Human Resources Director at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 and the Revocation Period has expired without revocation of this Separation Agreement.  It is not necessary that any Releasee sign this Separation Agreement following Employee’s full and complete execution of it for it to become fully effective and enforceable;

(e) Employee relied solely on his own judgment and/or that of this attorney regarding the consideration for and the terms of this Separation Agreement and is signing this Separation Agreement knowingly and voluntarily of his own free will;

(f) Employee is not entitled to the separation payments under the Enhanced Separation Pay Plan unless he agrees to and honors the terms of the terms of this Separation Agreement; and

(g) Employee has read and understands this Separation Agreement and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his singing of this Separation Agreement that he may have against any Releasee.

XI. Employee understands all of the terms of this Separation Agreement, and agrees that such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and Employee has agreed to and entered into this Separation Agreement and all of its terms, knowingly, freely and voluntarily.

XII. There are no other agreements of any nature between any Releasee and Employee with respect to the matters discussed in this Separation Agreement with respect to the matters discussed in this Separation Agreement, except as expressly stated herein, and in signing this Separation Agreement, Employee is not relying on any agreements or representation, except those expressly contained in this Separation Agreement.

XIII. This Separation Agreement shall be governed by the laws of New York, excluding the choice of law rules thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

____________________________________ Date________________________________
[Employee]

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the ____ day of _________, 20__, personally came [Employee] and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Separation Agreement and acknowledged that he executed same.

____________________________________
Notary Public

NBT BANCORP INC.

By:_______________________________	Date:_________________________

Title:______________________________